Exhibit 99.1

Tecumseh Products Company Announces Board Changes

ANN ARBOR, Mich. - January 24, 2014 - Tecumseh Products Company (Nasdaq: TECUA/TECUB), a leading global manufacturer of compressors and related products, announced today the addition of Mr. Harold M. Karp to its Board of Directors and the resignation of Zachary E. Savas from its Board.
On January 23, 2014, effective immediately, Tecumseh’s Board appointed Harold M. Karp to fill the vacancy created by Mr. Lebowski’s December 31, 2013 resignation.
“We are delighted to welcome Harold,” said Jim Connor, President and CEO. “We believe his experience and expertise will be tremendous assets to the board and to the company. We would also like to thank Zachary for his hard work and dedication to our Board.”
Mr. Karp is currently a self-employed consultant providing operational analysis to third parties. He was employed by either The Alpine Group, Inc. or one of its portfolio companies from 1995 to 2013, serving in various senior operating positions. Most recently, Mr. Karp served as President and Chief Operating Officer from February 2007 to December 2013 of Wolverine Tube, Inc., a company Alpine Group was invested in, which manufactured custom engineered products providing thermal management solutions to the HVAC, refrigeration, appliance, electronic cooling and petrochemical markets.
On January 20, 2014, Zachary E. Savas notified us that he resigned as one of our directors effective immediately. We appreciate Mr. Savas’ long service and his many important contributions to our Company. We have reduced the current size of our Board of Directors from seven to six members effective January 23, 2014.
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Contact:     Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com